MuniHoldings Michigan Insured Fund II, Inc.

File No. 811-9483

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Michael G. Clark, a Senior Vice President to the Investment Advisor, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed on March 10, 2000, was filed on July 6, 2000.

Mr. Stephen B. Swensrud, a Director of the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 3 on a timely basis. A Form 3, which should have been filed on March 11, 2000, was filed on April 11 2000.